EXHIBIT 5.1


                                 August 29, 2002

Matrixx Initiatives, Inc.
2375 E. Camelback Road
Suite 500
Phoenix, Arizona  85016

     Re: Matrixx Initiatives, Inc.
         Registration Statement on Form S-3 dated August 29, 2002

Dear Sirs:

     We have acted as legal counsel to Matrixx Initiatives, Inc., a Delaware corporation ("Matrixx"), in connection with its registration statement on Form S-3 filed under the Securities Act of 1933, as amended (the "Registration Statement") relating to the registration for resale of 200,000 shares of Matrixx's common stock, par value $0.001 per share (the "Shares"), issued to the Wm. Wrigley Junior Company pursuant to that certain Securities Purchase Agreement dated as of July 20, 2001 by and between Gum Tech International, Inc. (of which Matrixx is the successor in interest) and the Wm. Wrigley Junior Company.

     In that connection, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of rendering this opinion, including the Certificate of Incorporation and Bylaws of Matrixx.

     Based upon the foregoing, it is our opinion that the Shares are validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Snell & Wilmer LLP